Exhibit 10.36

EMPLOYMENT AGREEMENT
Employment Agreement (the “Agreement”), dated as of April 19, 2019 (the “Effective Date”), by and between Vornado Realty Trust, a Maryland real estate investment trust, with its principal offices at 888 Seventh Avenue, New York, New York 10106 (the “Company”) and Haim Chera (“Executive”).
Recitals
WHEREAS, the Company desires to retain the Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
Agreement
1.Employment. The Company hereby agrees to employ Executive as Executive Vice President – Head of Retail, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.
2.    Term. The period of employment of Executive by the Company hereunder (the “Employment Period”) will commence on the Effective Date and shall continue through the fourth anniversary of the Effective Date; provided that, commencing on such fourth anniversary, and on each anniversary thereafter, the Employment Period will automatically be extended for one additional year unless either party gives written notice not to extend this Agreement prior to 120 days before such four-year or one-year anniversary. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.
3.    Position and Duties. During the Employment Period, Executive will serve as Executive Vice President –Head of Retail (or such other position as the parties may agree), and will report solely and directly to the Chief Executive Officer or Chairman of the Company (or other person acting in such capacity on a permanent or interim basis). Executive will have those powers and duties normally associated with the position of Executive Vice President –Head of Retail and such other powers and duties as may be prescribed by the Chief Executive Officer, Chairman of the Company or the Board of Trustees of the Company (the “Board”) (or other person acting in such capacity on a permanent or interim basis), provided that such other powers and duties are consistent with Executive’s position as Executive Vice President –Head of Retail of the Company. In such capacity, retail personnel of the Company will report directly to Executive, or Executive’s direct or indirect reports. Executive will devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company.  Except as set forth in the following paragraph, without the consent of the Company, during the Employment Period, Executive will not serve on the board of directors or any similar governing body of any for-profit entity. Notwithstanding the above, Executive will be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 10 of this Agreement, to (i) manage Executive’s personal, financial and legal affairs (which, for the avoidance of doubt, shall not include the Legacy Activities described below), and (ii) serve on civic or charitable boards or committees.
As of the Effective Date, Executive serves on boards, or as general partner or managing member or otherwise in a supervising or controlling capacity (collectively, the “Legacy Activities”) with respect to entities in which Executive and members of Executive’s immediate family have significant direct or indirect equity interests (collectively, the “Legacy Entities”). Executive has provided a partial list of the Legacy Entities and properties in which such Legacy Entities have an interest in a separate writing to the Company coincident herewith and will have 30 days to provide a definitive list. Executive and the Company agree that Executive may continue, during the Employment Period and the “Restriction Period” (as defined in Section 10) to engage in such Legacy Activities with respect to the Legacy Entities to the extent necessary to avoid adverse consequences to such Legacy Entities by Executive’s employment with the Company, provided that Executive will not participate in any acquisition or disposition transaction on behalf of a Legacy Entity in competition with the Company’s interests and will notify the Company of any other activity in which Executive is involved on behalf of a Legacy Entity that would reasonably be considered in competition with the Company’s interests.
4.    Place of Performance. The principal place of employment of Executive will be at the Company’s principal executive offices in New York, New York.
5.    Compensation and Related Matters.
(a)    Base Salary. During the Employment Period the Company will pay Executive a base salary at the rate of not less than $1,000,000 per year (“Base Salary”). Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices.  If Executive’s Base Salary is increased by the Company, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.
(b)    Annual Bonus. During the Employment Period, Executive will be entitled to receive an annual bonus (payable in cash and/or equity of the Company) on the same basis as other senior executives commensurate with his position with the Company to be determined in the discretion of the Company. The target for the value of the annual bonus will be $1,500,000. Any annual bonus in the form of equity shall be fully vested when paid.
(c)    Annual Long-Term Incentive Awards. During the Employment Period, Executive will be eligible to participate in the Company’s annual long-term incentive compensation plan on the same basis as other senior executives commensurate with his position with the Company to be determined in the discretion of the Company. The target value of the annual long-term incentive will be $1,000,000, payable in the form of equity awards under the Company’s 2010 Omnibus Equity Plan (or successor plan), with the value of such equity determined in accordance with the Company’s normal valuation procedures.
(d)    Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive will be entitled to participate in such employee pension and welfare benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans.
(e)    Expenses. The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. The Company will reimburse Executive for reasonable attorneys’ fees incurred by Executive in connection with this Agreement, up to a maximum of $25,000.
(f)    Vacation. Executive will be entitled to four weeks of vacation annually, and will be permitted to be absent for Jewish holidays.
(g)    Car. The Company will provide Executive with a car and driver and cover related expenses on the same basis as other senior executives commensurate with his position with the Company.
(h)    Equity Grant. Within thirty (30) days after the Effective Date, the Company shall grant to Executive restricted LTIP units (the “Units”) of Vornado Realty L.P. having a value equal to $25,000,000 at the date of grant with such value to be determined in accordance with the Company’s normal valuation procedures. Except as may vest earlier as provided in Section 8(b) or as set forth below, the Units will vest as follows, provided that Executive is employed by the Company on the applicable vesting date:
(i)    20% of the Units shall vest on the date of grant;
(ii)    40% of the Units shall vest on the three-year anniversary of the date of grant; and
(iii)    40% of the Units shall vest on the four-year anniversary of the date of grant.
Notwithstanding the foregoing, any such unvested Units shall become fully vested upon a “Change in Control of the Company” (as defined in Section 8(e)) if Executive is employed at the time of such Change in Control of the Company.
The terms of the grant will be subject to a grant agreement and the Company’s 2010 Omnibus Equity Plan and other applicable documents relating to the grant (none of which shall modify the terms and conditions described herein).
6.    Reasons for Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:
(a)    Death. Executive’s employment hereunder will terminate upon his death.
(b)    Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of 180 days, and within 30 days after written Notice of Termination is given after such 180-day period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company will have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.
(c)    Cause. The Company will have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon Executive’s:
(i)    conviction of, or plea of guilty or nolo contendere to, a felony;
(ii)    willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not used reasonable best efforts to substantially perform his duties; or
(iii)    willful misconduct (including, but not limited to, a willful breach of the provisions of Section 10) that is materially economically injurious to the Company.
For purposes of this Section 6(c), no act, or failure to act, by Executive will be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company. Cause will not exist under paragraph (ii) or (iii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the members of the Board (excluding, if applicable, Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than 30 days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph (ii) or (iii) and specifying the particulars thereof in detail. This Section 6(c) shall not prevent Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.
(d)    Good Reason. Executive may terminate his employment for “Good Reason” within 60 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within 30 days after written notice thereof has been given by Executive to the Company (provided that such notice must be given to the Company within 30 days of the Executive becoming aware of such condition):

(i)    the assignment to Executive of duties materially and adversely inconsistent with Executive’s status as Executive Vice President – Head of Retail of the Company or a material and adverse alteration in the nature of Executive’s title, duties, responsibilities or authority;
(ii)    a change in reporting responsibilities such that Executive no longer reports to the Chief Executive Officer or Chairman of the Company (or other person acting in such capacity on a permanent or interim basis);
(iii)    a reduction by the Company in Executive’s Base Salary or of Executive’s target annual bonus or Executive’s target annual long-term incentive award grant under Sections 5(b) and 5(c) hereof (excluding a reduction in Base Salary, target annual bonus and/or target annual long-term incentive award of not more than ten percent (10%) in connection with an across-the-board reduction similarly affecting senior executives of the Company);
(iv)    the relocation of the Company’s principal executive offices or Executive’s own office location to a location outside of New York City; or
(v)    the Company’s material breach of any of the provisions of this Agreement, including but not limited to the Company’s failure to promptly pay the amounts due hereunder once due and/or the Company’s failure to timely make the grants of equity referenced in Sections 5(c) and 5(h) hereto.
Executive’s right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness.  Executive’s continued employment during the 60-day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
(e)    Without Cause. The Company will have the right to terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.” For purposes of this Agreement, a termination of Executive’s employment occurring upon expiration of the Employment Period due to the Company’s notice not to extend the Employment Period pursuant to Section 2 shall be treated as a termination by the Company without Cause.
(f)    Without Good Reason. Executive will have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.
7.    Termination Procedure.
(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to

Section 6(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a “Notice of Termination” means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
(b)    Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b) (Disability), 30 days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such 30-day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination.
8.    Compensation upon Termination. If Executive suffers or incurs a Disability as defined in Section 6(b) or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below, all subject to Section 9 hereof.  Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.  Except as may be required by law, rule, regulation, the requirement of a stock exchange or rating agency or similar requirement or as may result from shareholder initiative or similar action that applies to other Senior Executives in addition to Executive, upon termination of Executive, all equity grants then vested will not be forfeitable.
(a)    Termination for Cause or by Executive without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason), the Company’s obligation to Executive will be limited to:
(i)    his accrued Base Salary and accrued vacation pay through the Date of Termination, and any reimbursements due to the Executive pursuant to Section 5(e) and not yet paid, as soon as practicable following the Date of Termination (“Accrued Benefits”); and
(ii)    any other rights, compensation and/or benefits, including equity-based compensation, as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.
(b)    Termination by Company without Cause or by Executive for Good Reason.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in addition to the Accrued Benefits, subject to Executive’s execution of the Company’s standard form of separation and release agreement (which shall be in a commercially reasonable form and which shall not impose any additional covenants or restrictions on Executive beyond those described in Section 10 of this Agreement, provided that such separation and release agreement may include reasonable post-employment cooperation and return of Company property obligations consistent with the Company’s standard form of separation and release agreement) and compliance with the terms and conditions of Section 10):

(i)    the Company will pay to Executive an amount, in a single lump sum, equal to two times the sum of the Executive’s (A) current Base Salary, and (B) average annual incentive bonus earned by Executive, if any, for each of the two fiscal years immediately preceding the Date of Termination; provided, however, that if the Date of Termination occurs within two years of the Effective Date, then the amount for purposes of this clause (B) shall not be less than Executive’s target bonus for the fiscal year in which Executive’s Date of Termination occurs. The payment will be made with the first pay period coincident with or next following the effectiveness of such separation and release agreement, provided that if the review and any revocation period with respect to the separation and release agreement spans two taxable years, the payment will be made with the later of the first pay period beginning in the second of such taxable years or the first pay period after the separation and release agreement becomes effective;
(ii)    the Units granted pursuant to Section 5(h) of this Agreement shall become fully vested;
(iii)    if Executive elects continued group coverage pursuant to COBRA, the Company will waive (or reimburse Executive on a monthly basis for) the cost of such coverage to the extent that such cost exceeds the cost that the Company charges active employees for similar coverage, until the earlier of (A) the completion of eighteen (18) months of COBRA coverage, (B) the date that Executive becomes covered under another group health plan, or (C) the date that Executive’s COBRA coverage otherwise terminates. The Company may modify its obligation to provide such benefit to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it under the Patient Protection and Affordable Care Act of 2010, as amended, provided that it does so in a manner that to the extent possible, as determined by the Company in its reasonable discretion, preserves the economic benefit and original intent of such benefit but does not cause such a penalty or excise tax; and
(iv)    to the extent that Executive is covered by Company-provided life insurance as of Executive’s Date of Termination, the Company will continue such coverage in effect for 24 months following such Date of Termination to the same extent as such coverage is provided to similarly-situated active executives of the Company, subject to the terms and conditions of such insurance
(c)    Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive will continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event Executive’s employment is terminated for Disability pursuant to Section 6(b), Executive will be entitled to rights provided in Section 8(a) hereof.
(d)    Death. If Executive’s employment is terminated by his death, the Executive’s beneficiary, legal representative or estate, as the case may be, will be entitled to rights provided in Section 8(a) hereof.

(e)    Accelerated Vesting of Equity Awards. Notwithstanding anything contained herein or in any equity award agreement to the contrary, in the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason or Executive’s employment terminates due to death or Disability, or in the event that Executive resigns from employment (whether or not for Good Reason) following a “Change in Control of the Company” (as defined below), all outstanding equity awards which Executive then holds, including the equity awards and Units referenced in Sections 5(c) and 5(h) herein , as well as other equity awards which may in the future be granted to Executive, shall thereupon become fully vested (except that the Units referenced in Sections 5(h)(ii) and 5(h)(iii) shall not vest if Executive’s employment is terminated due to death or Disability). For avoidance of doubt, any such separation from service shall be considered to be a “Qualified Termination” for purposes of any Outperformance Plan Award Agreement between Executive and the Company or other award agreement between Executive and the Company using such term or a substantially similar term. For purposes of this Section 8(e), a “Change in Control of the Company” shall mean the occurrence of one of the following events:
(i)     individuals who, on the Effective Date constitute the Board (the “Incumbent Trustees”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a trustee subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Trustees then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without objection to such nomination) shall be an Incumbent Trustee; provided, however, that no individual initially elected or nominated as a trustee of the Company as a result of an actual or threatened election contest with respect to trustees or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Trustee;

(ii)     any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Vornado Voting Securities”); provided, however, that an event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary of the Company (provided that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any such majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) below), (E) (a) any of the partners (as of the Effective Date) in Interstate Properties (“Interstate”) including immediate family members and family trusts or family-only partnerships and any charitable foundations of such partners (the “Interstate Partners”), (b) any entities the majority of the voting interests of which are beneficially owned by the Interstate Partners, or (c) any “group” (as described in Rule 13d-5(b)(i) under the Exchange Act) including the Interstate Partners (the persons in (a), (b) and (c) shall be individually and collectively referred to herein as, “Interstate Holders”);

(iii)     the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company’s assets (a “Business Transaction”), unless immediately following such Business Transaction (a) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company’s assets in such Business Transaction (the “Surviving Corporation”) is beneficially owned, directly or indirectly, by the Interstate Holders or the Company’s shareholders immediately prior to any such Business Transaction, and (b) no person (other than the persons set forth in clauses (A), (B), (C), or (F) of paragraph (ii) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation (a “Non-Qualifying Transaction”); or

(iv)     Board approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as such shareholders owned Vornado Voting Securities immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to Executive under this Agreement.
9.    409A and Termination. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination.  For purposes of Section 8 hereof, Executive shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 8 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

10.    Confidential Information, Ownership of Documents; Non-Competition.
(a)    Confidential Information. During the Employment Period and for a period of one year thereafter Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. Notwithstanding the foregoing or anything else contained herein to the contrary, this Agreement shall not preclude Executive from disclosing confidential Company information to a governmental body or agency or to a court if and to the extent that a restriction on such disclosure would limit Executive from exercising any protected right afforded Executive under applicable law.
(b)    Removal of Documents; Rights to Products.  Executive may not remove any records, files, drawings, documents, models, equipment, and the like relating to the Company’s business from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, they will be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment.  Executive shall and hereby does assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company.  In the event of any conflict between the provision of this paragraph and of any applicable employee manual or similar policy of the Company, the provisions of this paragraph will govern.
(c)    Protection of Business. During the Employment Period and the “Restriction Period” (defined below), Executive shall not, without the prior written consent of the Company, engage, anywhere in the States of New York, New Jersey and Connecticut, in any way, directly or indirectly, in the commercial real estate business; provided that the foregoing will not restrict Executive from having a passive ownership interest of less than five percent (5%) in any entity or from having a passive ownership interest (regardless of ownership percentage) in any entity that does not compete, directly or indirectly, with the Company. Executive hereby covenants and agrees that, at all times during the Restriction Period, Executive will not pursue or attempt to develop or to direct to any other entity any project which the Company or any of its affiliates is or was pursuing, developing or attempting to develop during the period of Executive’s employment or interfere or otherwise compete with any activities of the Company which Executive is or was actively involved in on behalf of the Company or any of its affiliates. “Restriction Period” shall mean the period of one (1) year immediately following Executive’s termination of employment, regardless of the reason for such termination (including as a result of expiration of the Term); provided, however, that with respect to the limitation under this Section 10(c), the Restriction Period shall be 180 days with respect to any commercial real estate business that is a family-owned business of Executive.
(d)    Non-Solicitation. Executive hereby covenants and agrees that, at all times during the Restriction Period, Executive will not (i) assist any other person or firm in counseling, advising, encouraging or soliciting any person who is, or within one (1) year immediately prior to Executive’s separation from service with the Company was, a tenant of the Company or any of its affiliates (a “Tenant”) to terminate its lease with the Company or any of its affiliates, (ii) contact any Tenant or induce or attempt to induce or otherwise counsel, advise, encourage or solicit any Tenant to terminate its lease with the Company or any of its affiliates, or (iii) employ or seek to employ any person who is or was employed by the Company or any of its affiliates within one (1) year immediately prior to Executive’s separation from service with the Company, or otherwise encourage or entice such person to leave such employment.
(e)    Reasonableness of Restrictions. Executive acknowledges that the restrictions, prohibitions and other provisions of this letter agreement are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company and its affiliates and are a material inducement to the Company to enter into this Agreement. It is the intention of Executive and the Company that the restrictions contained in this Section 10 be enforceable to the fullest extent permitted by applicable law. Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable.
(f)    Injunctive Relief. Should Executive engage in or perform, or threaten to engage in or perform, either directly or indirectly, any of the acts prohibited by this Section 10, it is agreed that the Company shall be entitled to immediately withhold any payments or benefits to be made to Executive under this Agreement and, Executive acknowledging that damages would be inadequate and insufficient, shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Executive and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy available to the Company shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.
(g)    Non-Disparagement. Executive agrees not to make any defamatory, disparaging or derogatory statements (whether to an individual, entity, business enterprise, media or otherwise) concerning the Company or any of its affiliates; provided, however, that nothing contained herein shall preclude Executive from exercising any protected right afforded Executive under applicable law.
(h)    Other Obligations. The covenants and restrictions set forth in this Section 10 are in addition to, rather than in substitution of, any other similar covenants or restrictions Executive may be subject to under law or pursuant to any other agreement between Executive and the Company or any of its affiliates, including without limitation any plan, policy or arrangement of the Company or any of its affiliates.
(i)    Continuing Operation. Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 10.
11.    Indemnification. The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or is or was serving at the request of the Company or any subsidiary thereof as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Maryland law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.
12.    Successors; Binding Agreement.
(a)    Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(b)    Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.
13.    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:
Haim Chera
XXXXX XX XX XX
XXXX, XX XXXXX
Tel: (XXX) XXX-XXXX

If to the Company:
Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Tel:  212-894-7000
Attention: Steven Roth, Joseph Macnow and Alan J. Rice
14.    Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 10 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by arbitration in Manhattan, New York, in accordance with the rules, then applicable, of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims brought and pursued in connection with such contest or dispute.
15.    Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
16.    Representation and Warranty. Executive represents and warrants to the Company that Executive is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder. Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

17.    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any equity agreements or any compensatory plan or program in which the Executive is a participant on the Effective Date.
18.    Code Section 280G. If any amounts or benefits provided for in this Agreement, when aggregated with any other payments or benefits payable or provided to Executive (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code (which will not include any portion of payments allocated to the restrictive covenant provisions of Section 10 that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this Section 18, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be either: (a) provided in full, or (b) provided as to such lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. To the extent any reduction in Total Payments is required by this Section 18, such reduction shall occur to the payments and benefits in the order that results in the greatest economic present value of all payments and benefits actually made to Executive.
19.    409A Compliance.
(a)    This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.
(b)    All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)    Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written. This Agreement may be executed in counterparts, and shall be deemed fully executed when each party has executed a counterpart hereof. Each counterpart shall be deemed an original for all purposes and together will constitute one and the same instrument.

VORNADO REALTY TRUST By: /s/ Steven Roth Steven Roth Chairman and Chief Executive Officer	EXECUTIVE /s/ Haim Chera Haim Chera